EXHIBIT 10.2
     EXECUTION COPY
EXCHANGE AGREEMENT
     EXCHANGE AGREEMENT, dated September 4, 2008 (this “Agreement”), is among LCC International, Inc., a Delaware corporation (the “Company”), the Investors listed on the signature pages hereto (collectively, the “Investors”) and the Guarantors (as defined below).
WITNESSETH:
     WHEREAS, the Investors currently hold shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) as set forth on Schedule 1 attached hereto, convertible into the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”); and
     WHEREAS, the Company and the Investors are party to that certain Registration Rights Agreement, dated as of April 19, 2007, as amended (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to register the shares of Common Stock into which the Preferred Stock is convertible with the Securities and Exchange Commission (the “SEC”) for resale pursuant to the Securities Act of 1933, as amended (the “Act”); and
     WHEREAS, the Company and Bank of America, N.A. (“Lender”) are party to that certain Amended and Restated Credit Agreement, dated as of May 29, 2007, as amended (the “Credit Agreement”); and
     WHEREAS, Lender has agreed to provide a new $9,000,000 term loan tranche (the “Tranche”) of the existing Credit Agreement ranking pari passu with the current obligations under the Credit Agreement in exchange for a limited guaranty (the “Guaranty”) by affiliates of the Investors (the “Guarantors”) in an amount up to $9,000,000 and a deposit of cash by the Investors as collateral for the Guaranty in the amount of $9,000,000 (the “Deposit”), which amount of cash will be pledged to Lender; and
     WHEREAS, as an incentive for the Investors to cause the Guarantors to provide the Guaranty and the Deposit for the benefit of the Company, the Company will, among other things, issue certain warrants to the Guarantors and exchange the Investors’ existing Series A Preferred Stock specified on Schedule 1 attached hereto for shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) in the amount or amounts specified on Schedule 1 attached hereto, all on the terms and subject to the conditions provided herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

     Section 1. Exchange. At the Closing (as defined below), the Company shall exchange the existing Series A Preferred Stock specified on Schedule 1 attached hereto owned by each Investor for shares of the Series B Preferred Stock in the amount or amounts specified on Schedule 1 attached hereto, such Series B Preferred Stock to have the relative rights, preferences and designations set forth in Exhibit B attached hereto (the “Series B Certificate of Designations”). In accordance with the terms of the Series B Certificate of Designations, the Series B Preferred Stock shall be convertible into or otherwise exchangeable for Common Stock of the Company to the extent specified therein. The Company shall file a contemporaneous amendment and restatement of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Amended and Restated Series A Certificate of Designations”) in the form attached hereto as Exhibit A to make the Series A Preferred Stock rank pari passu with the Series B Preferred Stock and effect certain other amendments to the terms of such Series A Preferred Stock.
     Section 2. Warrants. Contemporaneously with the execution of the Guaranty by the Guarantors and the delivery thereof to the Lender and the provision of the Deposit to the Lender, the Company shall issue to each Guarantor a warrant to purchase shares of the Company’s Series C Preferred Stock, par value $0.01 (the “Series C Preferred Stock”) in the form attached hereto as Exhibit D (each, a “Warrant”), and in the amount as set forth on Schedule 1 attached hereto. The exercise price per share for such Warrant shall be as set forth in the Warrant and on the terms and subject to the conditions set forth therein. The Series C Preferred Stock shall have the rights, preferences and designations set forth in the Certificate of Designations, Preferences and Rights of Series C Preferred Stock (the “Series C Certificate of Designations,” together with the Amended and Restated Series A Certificate of Designations and the Series B Certificate of Designations, the “Certificate of Designations”) in the form attached hereto as Exhibit C.
     Section 3. Additional Agreements.
     (a) On the date hereof, the Company shall notify Nasdaq that it is voluntarily delisting its Common Stock from The Nasdaq Global Market exchange, and shall thereafter take any and all actions required to accomplish such delisting as promptly as practicable, and in any event by no later than September 30, 2008;
     (b) On or prior to the Closing, the Company shall have duly filed the Certificate of Designations with the Secretary of State of the State of Delaware;
     (c) The Company shall take any and all actions necessary or desirable on its part to complete the exchange of Series A Preferred Stock for Common Stock described in Section 8(a)(vi);
     (d) The Company shall take any and all actions necessary or desirable on its part to enter into the amendment to the Credit Agreement described in Section 8(a)(vii);
     (e) The Company shall cause its counsel to deliver the legal opinion required pursuant to Section 8(a)(x);

     (f) The Investors shall take any and all actions necessary or desirable on their part to cause the Guarantors to deliver the Guaranty to the Lender and to provide the Deposit to the Lender; and
     (g) The Investors shall, in their capacity as holders of Series A Preferred Stock, consent to the amendments set forth in the Amended and Restated Series A Certificate of Designations.
     (h) The Investors shall, in their capacity as holders of Common Stock and Series A Preferred Stock, consent to any amendments to the Company’s Restated Certificate of Incorporation required to authorize additional shares of Common Stock in order to allow any existing holders of Series A Preferred Stock to convert their shares into Common Stock.
     Section 4. Registration Rights.
     (a) Effective at the Closing, the Registration Rights Agreement shall be amended as follows:
          (i) Section 1 shall be amended to include the following definitions:
               “Exchange Agreement’ means the Exchange Agreement, dated as of September 4, 2008, among the Company and the Investors.”
               “Series A Preferred Stock’ means the Series A Convertible Preferred Stock, par value $0.01 per share, issued pursuant to the terms of the Exchange and Settlement Agreement.”
               “Series B Preferred Stock’ means the Series B Convertible Preferred Stock, par value $0.01 per share, issued pursuant to the terms of the Exchange Agreement.”
          (ii) The definition of “Preferred Stock” shall be deleted in its entirety and replaced to read as follows:
               “Preferred Stock’ shall mean the Series A Preferred Stock and the Series B Stock, collectively or separately as the context may require.”
     (b) Except as expressly modified hereby, the Registration Rights Agreement shall remain in full force and effect.

     Section 5. Exchange and Settlement Agreement. Each of the Investors hereby acknowledges and agrees that effective as of Closing, it shall continue to comply with Section 10 of the Exchange and Settlement Agreement (as defined in the Registration Rights Agreement), as if the shares of Series B Preferred Stock were Shares (as such term is defined in the Exchange and Settlement Agreement).
     Section 6. Company Representations. The Company hereby represents and warrants to each of the Investors and Guarantors as follows:
     (a) The Company is duly organized and validly existing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action except for those approvals of stockholders which are contemplated by this Agreement, which shall have been obtained prior to Closing. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     (b) No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by the Company, except for filing the Certificate of Designations with the Secretary of State of the State of Delaware, submitting notices and filings in connection with the delisting of the Company’s Common Stock from The Nasdaq Global Market exchange and customary post-closing filings required pursuant to applicable securities laws which will be made in the ordinary course.
     (c) The shares of Series B Preferred Stock to be issued hereunder have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances (other than those created by the Investors) and will be entitled to the relative rights, powers and preferences set forth in the Series B Certificate of Designations. The Common Stock issuable upon the due conversion or other exchange of the Series B Preferred Stock in accordance with the Series B Certificate of Designations, will, when issued, be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances (other than those created by the Investors).
     (d) The Warrants to be issued hereunder have been duly and validly authorized and, will constitute, when executed and delivered, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally. Upon the exercise of the Warrants and payment of the exercise price therefor, all in accordance with the terms therein, the shares of Series C Stock issuable upon such exercise shall be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances (other than those created by the Investors) and will be entitled to the relative rights, powers and preferences set forth in the Series C Certificate of Designations.

     Section 7. Investor and Guarantor Representations. Each of the Investors and Guarantors hereby, severally and not jointly, represents and warrants to the Company (as to itself only) as follows:
     (a) It is duly organized and validly existing under the laws of its jurisdiction of formation and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, partnership or limited liability company action, as applicable. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.
     (b) No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by it.
     (c) It is the legal owner of the shares of Series A Preferred Stock listed on Schedule 1 attached hereto as owned by it, free and clear of all Encumbrances except those created pursuant to the Registration Rights Agreement and those imposed generally by applicable securities laws. It has the absolute and unrestricted right, power and capacity to exchange the shares of Series A Preferred Stock as contemplated hereby free and clear of any Encumbrances (except for restrictions imposed generally by applicable securities laws).
     (d) It has received from the Company all necessary information relating to the Company and its business and has had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Company concerning its financial condition and results of operations and the transaction to which this Agreement relates, and any such questions have been answered to its satisfaction. It has had the opportunity to review all publicly available records and filings and all other documents concerning the Company that it considers necessary or appropriate to an investment decision. It has conducted its own due diligence on the Company and the transaction to which this Agreement relates and has made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by or on behalf of the Company. It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the shares of Series B Preferred Stock being acquired hereunder and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
     (e) It understands that the Company is in default of covenants on its senior debt and other obligations, and is not able to pay all of its obligations as they become due. It acknowledges that the Company has made no representation that the transaction contemplated by this Agreement will lead to the satisfaction or waiver of all of the Company’s defaults, or that the Company will be able to pay all of its obligations as they become due after the date of the transaction contemplated by this Agreement.

     (f) It is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. It is acquiring the Warrants and shares of Series B Preferred Stock hereunder for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act. It understands that the Warrants, the shares of Series C Preferred Stock issuable thereunder and the shares of Series B Preferred Stock issuable hereunder have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein. It further understands that such securities may not be transferred unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. It is aware of the provisions of Rule 144, promulgated under the Act.
     Section 8. Conditions to Closing; Termination.
     (a) The obligations of each of the Investors hereunder are subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by it (as to itself only):
          (i) The representations and warranties made by the Company in Section 6 hereof shall be true and correct in all material respects. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it as of the Closing Date.
          (ii) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, including but not limited to the delisting of the Company’s Common Stock from The Nasdaq Global Market exchange, all of which shall be in full force and effect.
          (iii) The Certificate of Designations shall have been filed with the Secretary of State of Delaware and shall have become effective.
          (iv) The Company shall have delivered to each Investor one or more certificates representing the shares of Series B Preferred Stock acquired by such Investor hereunder, registered in such names as the Investor may have requested.
          (v) The Company shall have delivered to each Guarantor one or more warrant certificates representing the Warrant or Warrants acquired by such Guarantor hereunder, registered in such names as the Guarantor may have requested.
          (vi) The Company and the Lender shall have entered into an amendment to the Credit Agreement, which, among other things, provides a waiver and forbearance of certain defaults under the Credit Agreement, a consent to the transactions contemplated herein and for the establishment of the Tranche, in form and substance reasonably acceptable to the Investors and the Lender shall contemporaneously with the Closing disburse the balance of proceeds from the Tranche, after deduction of certain amounts set forth in a settlement statement provided by Lender and agreed to by the Company.
          (vii) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.
          (viii) The Company shall have satisfied its obligations under the letter agreement with the Guarantors of even date herewith regarding the appointment of two additional directors to the Board designated by the Guarantors.
          (ix) The Company shall have caused its legal counsel to deliver to the Investors a legal opinion in form and substance reasonably acceptable to the Investors with respect to the Series B Preferred Stock, the Warrants and the Series C Preferred Stock.
     (b) The obligations of the Company hereunder are subject to the fulfillment to the Company’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by it:
          (i) The representations and warranties made by the Investors and Guarantors in Section 7 hereof shall be true and correct in all material respects on the Closing Date. The Investors and Guarantors shall have performed in all material respects all obligations and covenants herein required to be performed by them as of the Closing Date.
          (ii) The Investors shall have delivered to the Company the certificates representing the shares of Series A Preferred Stock to be exchanged hereunder, in each case accompanied by such executed stock powers or other transfer instruments reasonably requested by the Company.
          (iii) The Guarantors shall have delivered to Lender, with a copy to the Company, an executed copy of the form of Guaranty attached hereto as Exhibit C and shall have provided the Deposit to the Lender in accordance with the Guaranty.
          (iv) The Company shall have obtained the written consent of the holders of a majority of the Series A Preferred Stock consenting to the issuance of the Series B Preferred Stock, the amendment to the terms of the Series A Preferred Stock and the amendment to the Registration Rights Agreement, as contemplated herein.
          (v) The Company shall have received (1) an executed copy from Lender of an amendment to the Credit Agreement, which, among other things, provides a waiver and forbearance of certain defaults under the Credit Agreement, a consent to the transactions contemplated herein and for the establishment of the Tranche and (2) a disbursement from Lender of the balance of proceeds from the Tranche, after deduction of certain amounts set forth in a settlement statement provided by Lender and agreed to by the Company.

     (c) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:
          (i) Upon the mutual written consent of the Company and the Investors;
          (ii) By the Company if any of the conditions set forth in Section 8(b) shall have become incapable of fulfillment, and shall not have been waived by the Company; or
          (iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 8(a) shall have become incapable of fulfillment, and shall not have been waived by the Investor;
provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other documents contemplated hereby if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.
     (d) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 8, written notice thereof shall forthwith be given to the other Investors and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors.
     Section 9. Closing. The closing of this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, NW, Washington DC 20037, after the conditions to Closing set forth herein have been satisfied or waived, to the extent permitted by applicable law or at such other location and on such other date as the Company and the Investors shall mutually agree (the “Closing Date”). As used herein, “Business Day” means a day, other than a Saturday, Sunday or legal holiday, on which commercial banks in New York City are open for the general transaction of business.
     Section 10. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event that at any time hereafter any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such action without any further consideration therefor.
     Section 11. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     Section 12. Counterparts; Faxes; Titles and Subtitles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 13 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon receipt and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by written notice to the other party:
If to the Company:
LCC International, Inc.
7900 West Park Drive, Suite 315-A
Mclean, Virginia 22101
Attention: General Counsel
Tel: (703) 873-2000
Fax: (703) 873-2100
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street NW
Washington, D.C. 20037
Attention: Robert B. Robbins
Tel: (202) 663-8136
Fax: (202) 663-8007
               If to the Investors or the Guarantors to the addresses set forth on Schedule 1 attached hereto.
     Section 14. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith except that the Company shall pay the reasonable attorneys’ fees and expenses of the Investors. Such expenses shall be paid not later than the Closing.
     Section 15. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors.
     Section 16. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except that the Company may issue a press release describing the terms of this Agreement. Notwithstanding the foregoing, the Investors acknowledge that the Company shall be permitted to file a Current Report on Form 8-K to report the transactions contemplated by the Agreement if the Company determines that such filing is necessary or advisable to comply with its reporting obligations under applicable securities laws.
     Section 17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
     Section 18. Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
     Section 19. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

     Section 20. No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be construed against any party.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LCC INTERNATIONAL, INC.
By:	/s/ Louis Salamone, Jr.
	Name:	Louis Salamone, Jr.
	Title:	Executive Vice President and Chief Financial Officer

INVESTORS:
/s/ Lloyd I. Miller, III
Lloyd I. Miller, III

MILFAM II, L.P.
By: Milfam LLC, its General Partner

By:	/s/ Lloyd I. Miller, III
	Name:	Lloyd I. Miller, III
	Title:	Manager

TRUST A-4 — LLOYD I. MILLER
By: PNC Bank, National Association, as Trustee

By:	/s/ Lloyd I. Miller
	Name:	Lloyd I. Miller, III
	Title:	Investment Advisor

RILEY INVESTMENT PARTNERS MASTER FUND, L.P.
By: Riley Investment Management LLC, its General Partner

By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Managing Member

Signature Page to Exchange Agreement

GUARANTORS: MILFAM GUARANTOR, LLC
By:	/s/ Lloyd I. Miller, III
	Name:	Lloyd I. Miller, III
	Title:	President

BR INVESTCO, LLC
By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Manager

Signature Page to Exchange Agreement

Schedule 1

	Number of	Number of
	shares of	shares of
	Series A	Series B
	Preferred	Preferred	Number of
Investor / Guarantor	Stock	Stock	Warrant Shares
Lloyd I. Miller, III 4550 Gordon Drive Naples, Florida 34102	447,761.25	447,761.25	0
Milfam II, L.P. 4550 Gordon Drive Naples, Florida 34102	447,761.25	447,761.25	0
Trust A-4 — Lloyd I. Miller 4550 Gordon Drive Naples, Florida 34102	447,761.25	447,761.25	0
Riley Investment Partners Master Fund, L.P. 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025	1,287,882.00	1,287,882.00	0
Riley Investment Partners Master Fund, L.P. 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025	83,954.25	83,954.25	0
Milfam Guarantor, LLC 4550 Gordon Drive Naples, Florida 34102	0	0	66,890.901
BR Investco, LLC 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025	0	0	66,890.901

Exhibit A
Amended and Restated Series A Certificate of Designations

Exhibit B
Series B Certificate of Designations

Exhibit C
Series C Certificate of Designations

Exhibit D
Form of Warrant